EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 pertaining to 145,410 shares of common stock registered for the Hickory Tech Corporation 1993 Stock Award Plan of Consolidated Communications Holdings, Inc. of our reports dated March 5, 2014 with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
October 24, 2014